Exhibit 99.1

Merisant 33 North Dearborn Suite 200 Chicago, Illinois 60602 312-840-6000

NEWS RELEASE

For Immediate Release

Media Contact:

Julie Wool, Vice President, Finance — Controller
(312) 840-6000

Merisant Company Discontinues Refinancing Efforts

CHICAGO, IL (April 2, 2008) —Merisant Company, the maker of Equal®, announced today that it would cease its efforts to refinance its existing Amended and Restated Credit Agreement dated May 9, 2007.  Merisant is withdrawing the transaction due to adverse market conditions that have prevented the company from obtaining favorable financing terms.

Merisant is a worldwide leader in the marketing of low-calorie tabletop sweeteners.  In addition to Equal® and Canderel®, Merisant markets its products under approximately 18 other regional brands and sells its brands in over 90 countries.

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